COLLABORATIVE AGREEMENT
BETWEEN
Visteon Corporation and SmarTire Systems, Inc

THIS AGREEMENT dated the 9th of December, 2002.

BETWEEN:

(1) SmarTire Systems, Inc. (hereafter "SmarTire"), a British Columbia, Canadian corporation, having its principal office at 13151 Vanier Place, Suite 150, Richmond, British Columbia, Canada V6V 2J1, and:

(2) Visteon Corporation (hereafter "Visteon"), a Delaware, USA corporation, having its principal office at 17000 Rotunda Drive, Dearborn, Michigan, 48120, USA.

WHEREAS:

(1) SmarTire has been, for many years, engaged in the design, development, and sale of products for monitoring tire pressure and temperature, and has acquired substantial TECHNICAL INFORMATION, know-how, experience, patents, patent applications, and other intellectual property relating to the PRODUCTS, and;

(2) OEM manufacturers of automobiles and trucks, such as Ford Motor Company, have, or plan to evaluate the Products for use in their automobiles, and;

(3) Certain OEM manufacturers have requested that SmarTire form a relationship with a Tier 1 Supplier, and;

(4) SmarTire has selected Visteon as its preferred TIER 1 supplier to market, manufacture, and supply its Products to the OEM industry, and;

(5) Visteon has selected SmarTire as its preferred source for the design and development of these PRODUCTS.

(6) Whereas a working structure between companies is expected to be as outlined below in Figure 1:

Figure 1 omitted.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the SmarTire and VISTEON agree as follows:

1. Definitions

For the purpose of this Agreement, the following terms shall have the meanings herein below assigned to them respectively:

AFFILIATES:

means any company or legal entity that directly, or indirectly through one or more intermediate controls, is controlled by, or is under common control with the party concerned. Control shall mean owning directly or indirectly more than forty nine per-cent (49%) of the voting stock of such a company or legal entity.

APPLICATIONS:	means installations that sense and electronically communicate the air pressure and/or temperature of one or more tires..
BILL OF MATERIALS:	means the complete list of COMPONENTS, parts, and materials that are required to manufacture the PRODUCT.
COMPONENTS:	means the parts of the PRODUCT that SmarTire sells to Visteon.

MAJOR IMPROVEMENTS:	means modifications to the PRODUCT design that results in a derivative PRODUCT.
OEM CUSTOMER:	means an Original Equipment Manufacturer of automobiles and trucks, such as Ford Motor Company or General Motors, including the OEM's vehicle manufacturing and warranty service operations.
OTHER CUSTOMER:	means any other customer that is not an OEM CUSTOMER but including an EXCLUDED CUSTOMER
EXCLUDED CUSTOMER:

a customer, whether OEM CUSTOMER or OTHER CUSTOMER, with which SmarTire may sell to directly without Visteon participation as defined in Exhibit A at the time of this agreement, or added to this list as provided for within this agreement.

PATENTS:

means the patents and pending patent applications listed in Attachment 6 of each applicable PRODUCT AGREEMENT that pertain to the PRODUCTS specified in Attachment 1 of such PRODUCT AGREEMENT, and all future patents including any foreign equivalents, continuations or divisional thereof and patent applications relating to improvements and reinforcements of these quoted PATENTS by SmarTire.

PRODUCTS:

means devices for sensing and electronically communicating tire pressure and temperature developed by SmarTire, including existing PRODUCTS, any derivatives of the PRODUCTS that incorporate MAJOR IMPROVEMENTS to the initial designs to accommodate the specifications or requirements of Visteon or an OEM customer, or any future products or innovations that SmarTire is developing for tire pressure and temperature monitoring, such as commonly described battery-less transmitters, or any other products that the companies agree on a case by case basis regardless of the application; and excludes EXCLUDED PRODUCTS and products developed for the domestic Korean market. All PRODUCTS covered by this agreement are to be documented in each PRODUCT AGREEMENT.

PRODUCT AGREEMENT:	means each agreement between Visteon and SmarTire which relate a specific PRODUCT as described in Article 18.
EXCLUDED PRODUCTS:

means products for tire and pressure monitoring not manufactured by Visteon that SmarTire has developed for a third party, or any other SmarTire products that are not used for tire pressure and temperature monitoring.

TECHNICAL INFORMATION:

means technical information, data, drawings, specifications, charts, suppliers names, tooling designs and all other material used by or in the possession of SmarTire and applicable to the design, manufacture, application and use of the PRODUCTS according to SmarTire's experience, which is proprietary to SmarTire or provided under license by SmarTire from a third party supplier.

TERRITORY:	means worldwide subject to applicable export control laws.
TIER 1 SUPPLIER:

means a company who has adequate manufacturing, design, quality and supply chain management processes to meet the needs of the automotive OEM Customers. OEMs normally purchase products or components from approved TIER 1 suppliers.

2. Grant of Rights

2.1. In consideration of the payments made in accordance with Attachment 4 the applicable PRODUCT AGREEMENT and subject to the execution of the applicable PRODUCT AGREEMENT, SmarTire hereby grants to VISTEON and its AFFILIATES, during the life of this Agreement, a non-exclusive license to:

2.1.1. Manufacture and have manufactured the PRODUCTS utilizing TECHNICAL INFORMATION, PATENTS, and components, which includes at least making final assembly and test of PRODUCTS in the TERRITORY for OEM CUSTOMERS.

2.12. Receive on-going MAJOR IMPROVEMENTS, and license to future PRODUCTS.

2.13. Manufacture PRODUCTS for EXCLUDED CUSTOMERS in accordance with Article 9.2.

2.2 In consideration of the payments made in accordance with Attachment 4 the applicable PRODUCT AGREEMENT and subject to the execution of the applicable PRODUCT AGREEMENT, SmarTire hereby grants to VISTEON and its AFFILIATES, during the life of this Agreement, a non-exclusive license to:

2.2.1. Offer to sell, or sell the PRODUCTS to any OEM CUSTOMERS in the TERRITORY for the APPLICATIONS except as excluded in Article 9.1.1.

2.2.2 Offer to sell, or sell the PRODUCTS to any OTHER CUSTOMERS on a case-by-case basis provided that both parties have agreed in advance, unless the OTHER CUSTOMER is excluded as described in Article 9.1.1.

2.3 If VISTEON wishes to manufacture or sell EXCLUDED PRODUCTS, the parties shall enter into good faith negotiations to execute a PRODUCT AGREEMENT related to such EXCLUDED PRODUCTS.

2.4 If VISTEON wishes to manufacture or sell to an EXCLUDED CUSTOMER, the parties shall enter into good faith negotiations to execute a PRODUCT AGREEMENT related to such EXCLUDED CUSTOMER.

3. Technical Information and Services

SmarTire shall furnish to Visteon TECHNICAL INFORMATION and services as described below. Any agreed payments by Visteon to SmarTire for such TECHNICAL INFORMATION and services shall be specified in the applicable PRODUCT AGREEMENT.

3.1 SmarTire shall furnish VISTEON with the necessary TECHNICAL INFORMATION required for the manufacture, and integration of SmarTire's PRODUCTS with VISTEON products for the purpose of producing APPLICATIONS.

3.2 SmarTire will make available and supply VISTEON the necessary engineers and support staff to transmit all the available TECHNICAL INFORMATION required to manufacture and sell the PRODUCTS.

3.3 SmarTire shall provide MAJOR IMPROVEMENTS or minor modifications for VISTEON to reduce cost, improve manufacturability or to alter the features of the PRODUCTS as reasonably required by Visteon. If the MAJOR IMPROVEMENTS necessitate the altering of any applicable PRODUCT AGREEMENTS, such as changes to the bill of materials, selling price, sharing of non-recurring engineering ("NRE") costs, or any other changes, then the Attachments for the applicable PRODUCT AGREEMENTS shall be updated accordingly and signed off by both parties according to Article 18.

3.4 SmarTire and Visteon will provide minor on-going TECHNICAL INFORMATION and services to any OEM CUSTOMER or OTHER CUSTOMER and each other as a cost of doing business without further monetary reimbursement or updating PRODUCT AGREEMENT'S. Such services, for example, are expected to cost under 10,000 USD and include preparation and travel for design and manufacturing reviews of issues or opportunities, project management, failure analysis, or on-site sorting or reviews at OEM CUSTOMER'S or OTHER CUSTOMER'S request.

3.5 SmarTire will lead the design of the PRODUCTS, and be responsible for evaluating and testing new technologies that have become known to either party.

4. Supply of Materials and Components

4.1 SmarTire and VISTEON shall jointly evaluate the BILL OF MATERIALS for the PRODUCT, and each version thereof, in accordance with the following:

4.1.1. SmarTire shall provide Visteon with a list of components for which it has proprietary purchase agreements or manufacturing relationships, or for which SmarTire is able to provide at a more favorable price than Visteon. SmarTire shall provide these components to Visteon in accordance with Article 5.

4.1.2. At a minimum, SmarTire will supply the Application Specific Integrated Sensors COMPONENTS for the PRODUCT. These may include, but are not limited to, the SP11A, SP11B and the SP305.

4.1.3. Visteon shall purchase, inspect and test all other parts and materials that are not provided by SmarTire. Visteon shall qualify all parts regardless of source.

4.2 To the extent it is not contractually prohibited, Visteon shall provide SmarTire access to Visteon's suppliers to permit SmarTire to purchase materials from such suppliers at a similar price as Visteon may purchase such materials for SmarTire's use.

5. Ordering LOGISTICS AND Payment

5.1 Attachment 4 of each PRODUCT AGREEMENT shall set forth the pricing for each COMPONENT. The Visteon purchase order shall list a single piece price for each COMPONENT which shall be the total price payable to SmarTire including payment for the Grant of Rights as per Article 2. The price of the COMPONENTS from SmarTire to Visteon shall be agreed to in advance of customer quotations as follows:

5.1.1. Volume-market price schedules and the applicable negotiated terms and conditions, to be documented in the SmarTire Response to Visteon's Request-for-Quote and Visteon's purchase order. Visteon may quote these prices to OEM CUSTOMER without further consultation with SmarTire, or

5.1.2. Custom pricing and the applicable negotiated terms and conditions; pricing that includes amortization of NRE; or any other pricing schemes on a per customer basis. Any such custom pricing shall be documented in the SmarTire Response to Visteon's Request for Quote and Visteon's Purchase Order.

5.1.3. SmarTire shall have the right to reject any purchase order from Visteon that does not agree to the price terms and negotiated terms and conditions as negotiated above.

5.1.4. Details of COMPONENT delivery to Visteon shall be per the terms agreed upon in the Request for Quote and Purchase Order process described above.

5.2 In the event that an OEM CUSTOMER requires modifications to the PRODUCT, or in the event that SmarTire and Visteon mutually agree to make MAJOR IMPROVEMENTS to the PRODUCT, both parties shall agree in advance of a final proposal to the customer for any payments by Visteon to SmarTire for SmarTire's cost of development, NRE, or development of production or PRODUCT tooling. Such modifications shall be documented in the applicable PRODUCT AGREEMENT.

5.3. As MAJOR IMPROVEMENTS and new PRODUCTS are created, as expected, during the term of this agreement, they are to documented in a PRODUCT AGREEMENT as they are defined. Updating of the Attachments to the applicable PRODUCT AGREEMENT shall be completed and signed off by both parties in accordance with Article 18 in advance of confirming a final contract with an OEM CUSTOMER.

5.4 SmarTire shall provide technical and PRODUCT support as requested from time to time by Visteon in its marketing presentations to potential OEM CUSTOMERs. Each party shall pay its own associated expenses.

5.5 Visteon shall make known to SmarTire all key customer presentations, and allow SmarTire, at its request, to attend presentations to OEM CUSTOMERs.

5.6 SmarTire reserves the right to communicate with OEM CUSTOMERs directly as may be required to facilitate the evaluation and acceptance of its PRODUCTs. Such communication is to be described to Visteon prior to the first contact.

5.7 SmarTire shall make known to Visteon all relevant OTHER CUSTOMER presentations in consideration of Article 9.1.

5.8 Visteon shall provide a monthly report to SmarTire of all quoted business for the PRODUCTS including the customer name, vehicle platform, quantity of transmitters forecast, and year of introduction.

6. Payment

6.1 All payments for COMPONENTS shall be governed by the Visteon Purchase Order terms and conditions as negotiated above.

6.2 All payments for services shall be governed by the negotiated Visteon Purchase Order terms and conditions for the purchased services and NRE as described in the PRODUCT AGREEMENT.

7. Observance of Secrecy

7.1 Visteon agrees that all drawings, designs, specifications and all other TECHNICAL INFORMATION made available or supplied by SmarTire to VISTEON and its AFFILIATES shall be for VISTEON and its AFFILIATES own use in connection with the manufacture, application, use and sale of the PRODUCTS. VISTEON shall also take reasonable care to insure that the TECHNICAL INFORMATION in written, printed, oral or other form received from SmarTire shall be kept in confidence and shall not be disclosed to a third party or parties during the term hereof and during a period of three (3) years thereafter, with the exception that VISTEON may supply TECHNICAL INFORMATION received from SmarTire to its subcontractor(s) and customers to the extent necessary for such subcontractor(s) to manufacture parts for the PRODUCTS, and for such customers to service the PRODUCTS, provided that VISTEON shall have such subcontractor(s) and customers agreed in writing to hold the TECHNICAL INFORMATION in confidence and never use the same for other purposes, provided that the disclosure of such information is:

a) if transmitted in writing, clearly marked at the time of the disclosure as being "Confidential" or "Proprietary", or

b) if transmitted orally, identified at that time as being confidential and reduced to writing, marked "Confidential" or "Proprietary", and transmitted to SmarTire.

7.2 SmarTire agrees on behalf of itself and its employees, to keep information disclosed through the performance of this Agreement to SmarTire by VISTEON secret and confidential, not to disclose it to others and not to use it for any purpose other than the performance of this Agreement during the term hereof and during a period of three (3) years after, provided that the disclosure of such information is:

a) if transmitted in writing, clearly marked at the time of the disclosure as being "Confidential" or "Proprietary", or

b) if transmitted orally, identified at that time as being confidential and reduced to writing, marked "Confidential" or "Proprietary", and transmitted to Visteon.

7.3 The obligation of the parties hereto under Paragraph 7.1 and Paragraph 7.2 of this Article shall not apply to any information which:

7.3.1. was in the receiving party's possession at the time of receipt thereof

7.3.2. is in or comes into the public domain through no fault of the receiving party,

7.3.3. is acquired by the receiving party from a third party with good legal title thereto, free of restriction on disclosure, or

7.3.4. is independently developed by VISTEON without the use of any SmarTire TECHNICAL INFORMATION.

8. Preferred Status

8.1 SmarTire shall provide preferred status to Visteon in accordance with:

8.1.1. If SmarTire is informed or becomes aware of a tire monitoring opportunity with an OEM customer, SmarTire shall contact Visteon to arrange for a presentation of the SmarTire-Visteon tire monitoring solution.

8.1.2. If SmarTire is informed or becomes aware of a tire monitoring opportunity with an OTHER CUSTOMER, SmarTire shall contact Visteon to discuss pursuit of the opportunity on a case-by-case basis per Articles 2.2.2 and 9.1.2 and Visteon shall not unreasonably withhold or delay advising SmarTire in writing or email of its intent to participate with this potential customer (objective is within five days of notification by SmarTire). In the event that Visteon declines to pursue the opportunity with SmarTire, then this customer shall be added to the list of EXCLUDED CUSTOMERS subject to later renegotiation per Article 2.4.

8.1.3. SmarTire shall make reasonable commercial efforts to work with Visteon to obtain the business in accordance with this agreement.

8.1.4. Notwithstanding the foregoing, if the OEM CUSTOMER requests that SmarTire PRODUCTS are to be used with a system provided by a different TIER 1 SUPPLIER than Visteon, or Visteon is unsuccessful in being placed on the OEM CUSTOMERS' bidders list winning the contract, or is desourced after the award of business, then SmarTire shall be permitted to work with the OEM CUSTOMER directly or with other TIER 1 SUPPLIERS to pursue the business opportunity. SmarTire may not avail itself to this provision during the first three (3) years of this Agreement without the agreement of both Visteon and SmarTire.

8.2 Visteon shall provide preferred status to SmarTire in accordance with:

8.2.1. If Visteon is informed or becomes aware of a tire monitoring opportunity with an OEM CUSTOMER, Visteon shall present the SmarTire-Visteon solution as the preferred solution for securing the business.

8.2.2. If Visteon is informed or becomes aware of a tire monitoring opportunity with an OTHER CUSTOMER, Visteon shall contact SmarTire to discuss pursuit of the opportunity on a case by case basis per Articles 2.2.2 and 9.1.2

8.2.3. Visteon shall make its reasonable commercial efforts to work with SmarTire to obtain the business in accordance with this agreement.

8.2.4 Notwithstanding the foregoing, if the OEM CUSTOMER requests that Visteon must utilize a PRODUCT design or COMPONENT provided by a third party company other than SmarTire, Visteon shall be permitted to work with the third party company to pursue the business opportunity.Visteon may not avail itself to this provision during the first three (3) years of this Agreementwithout the agreement of both Visteon and SmarTire.

9. Non-Compete

9.1. Customers:

9.1.1. Visteon agrees not to pursue business with EXCLUDED CUSTOMERS as listed in Exhibit A which is considered a part of all Product Agreements.

9.1.2. Visteon agrees not to pursue contracts for new customers to whom a) SmarTire wants to sell directly and b) that Visteon does not consider strategic (generally defined as a contract having a volume under 5,000 units/year, a customer not supported by Visteon sales or service personnel, or contracts beginning before Visteon has begun high-volume production). SmarTire and Visteon shall discuss each of these new opportunities on a case by case basis relative to a) and b) above prior to either party submitting a quote. If agreed that SmarTire will pursue the opportunity, that customer shall be added as an EXCLUDED CUSTOMER.

9.2 Manufacture:

SmarTire agrees not to develop or use another automotive TIER 1 SUPPLIER as a manufacturing source for the PRODUCTS to be sold by Visteon or SmarTire unless:

a) the OEM CUSTOMER, OTHER CUSTOMER, or EXCLUDED CUSTOMER directs otherwise, or

b) SmarTire does not win a contract using PRODUCT manufactured by Visteon, or

c) Visteon's manufacturing price to SmarTire is significantly or grossly uncompetitive as compared to that of other manufacturing sources, or

d) Visteon has previously declined to manufacture a Product and SmarTire has entered into an agreement with an alternate manufacturer for the supply of the product.

9.3 Product:

9.3.1. Visteon agrees not to develop competing PRODUCTS, or to utilize the TECHNICAL INFORMATION provided by SmarTire, or knowledge acquired as part of this agreement to develop a product that competes directly with SmarTire's PRODUCT for the duration of the agreement and a period of three (3) years after its termination.

9.3.2. Visteon agrees not to provide any of the TECHNICAL INFORMATION to a third party that would enable them to provide a product that is competitive with SmarTire's PRODUCT.

9.3.3. Visteon agrees not to enter into discussions with SmarTire's vendors of proprietary components without the expressed written permission of SmarTire.

9.3.4. If Visteon becomes aware of other COMPONENTS that its feels are suitable for use in the PRODUCTS, Visteon shall make these COMPONENTS known to SmarTire,

10. Patents

All PATENTS relating to the PRODUCTS are listed in Attachment 6 of the applicable PRODUCT AGREEMENT.

11. Improvements

11.1 SmarTire agrees that MAJOR IMPROVEMENTS to the PRODUCTS, protected by patents or not, developed or created by it during the term of this Agreement shall automatically become a part of the TECHNICAL INFORMATION and the PATENTS under which VISTEON is licensed by this Agreement, and that VISTEON shall be at liberty to utilize such MAJOR IMPROVEMENTS in the design, manufacture, application, use and sale of the PRODUCTS, subject to all the terms and conditions of this Agreement. SmarTire shall inform VISTEON of such MAJOR IMPROVEMENTS, and also shall send to VISTEON the detailed technical data and/or copies of PATENT applications.

11.2 VISTEON agrees that MAJOR IMPROVEMENTS to the PRODUCTS, protected by patents or not, developed or created by it during the term of this Agreement shall be disclosed promptly to SmarTire, and that SmarTire and its AFFILIATES have the non-exclusive, royalty free of right to use such developments anywhere in the world.

11.3 In the event that VISTEON wants a patent protection for MAJOR IMPROVEMENTS made by SmarTire in more countries than indicated in Attachment 5 of the PRODUCT AGREEMENT for the initial PATENTS, Visteon can request that SmarTire applies for such protection at the expense of VISTEON, provided this request is made during the year of priority, such request shall not be denied unless there is a compelling business reason for doing so.

12. INDEMNIFICATION

12.1 In the event of receipt of a warning letter and/or institution of any suit against VISTEON during the term of this Agreement alleging infringement of any registered United States, Canadian, European or Japanese patent of a third party:

12.1.1. If the infringement is related to a particular embodiment chosen by VISTEON for manufacturing reasons, but not absolutely necessary for the realization of the PRODUCTS; the combination, operation or use of any PRODUCTS with equipment, devices or software not supplied by SmarTire; alteration or modification of any PRODUCT supplied hereunder; or SmarTire's compliance with VISTEON's designs, specifications, or instructions, the steps to be taken to defend or avoid such suit, including the possibility to make suitable changes or modifications, will be the sole responsibility of VISTEON.

12.1.2. If the infringement is related to a particular embodiment that is necessary for the realization of the PRODUCTS, the steps to be taken to defend or avoid such suit, including the possibility to make suitable changes or modifications, will be the sole responsibility of SmarTire.

12.2 SmarTire's obligation specified in this section will be conditioned on VISTEON notifying SmarTire promptly in writing of the claim or threat thereof and giving SmarTire full and exclusive authority for, and information for and assistance with, the defense and settlement thereof.

12.3 If such claim has occurred, or in SmarTire's opinion is likely to occur, VISTEON agrees to permit SmarTire, at SmarTire's option and expense, either to: (a) procure for VISTEON the right to continue using the PRODUCTS; (b) replace or modify the same so that it becomes non-infringing; or (c) if neither of the foregoing alternatives is reasonably available, immediately terminate SmarTire's obligations (and VISTEON's rights) under this Agreement with regard to such PRODUCT, and, if VISTEON returns such PRODUCT to SmarTire, refund to VISTEON the price originally paid by VISTEON to SmarTire for such PRODUCT as depreciated or amortized by an equal annual amount over the lifetime of the PRODUCTS as established by SmarTire.

12.4 SmarTire agrees to sue or negotiate a reasonable settlement with any party infringing PATENTS who comes to its notice if and only if said infringer is a competitor of VISTEON or SmarTire.

12.5 THE FOREGOING STATES THE ENTIRE OBLIGATION OF SMARTIRE AND ITS SUPPLIERS, AND THE EXCLUSIVE REMEDY OF VISTEON, WITH RESPECT TO INFRINGEMENT OF PROPRIETARY RIGHTS. THE FOREGOING IS GIVEN TO VISTEON SOLELY FOR ITS BENEFIT AND IN LIEU OF, AND SMARTIRE DISCLAIMS, ALL WARRANTIES OF NON-INFRINGEMENT WITH RESPECT TO THE PRODUCTS.

12.6 NOTWITHSTANDING ANYTHING ELSE HEREIN, ALL LIABILITY OF SMARTIRE AND ITS SUPPLIERS FOR CLAIMS ARISING UNDER THIS AGREEMENT OR OTHERWISE SHALL BE LIMITED TO THE MONEY PAID BY VISTEON TO SMARTIRE UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY. THIS LIMITATION OF LIABILITY IS CUMULATIVE AND NOT PER INCIDENT.

12.7 Articles 12.1 through 12.6 inclusive shall apply unless specifically negotiated otherwise within a specific PRODUCT AGREEMENT and its associated purchase orders' Terms and Conditions.

13. Term and Termination

13.1 This Agreement shall become effective on the date of signature of the last party to sign and shall continue to be effective for a period of seven (7) years, unless extended upon mutual agreement or earlier terminated as provided elsewhere in this Agreement.

13.2 If either party shall at any time commit any breach of any covenant, warranty, or agreement herein contained, and shall fail to remedy any such breach within sixty (60) days after written notice thereof by the other party, such other party may, at its option and in addition to any other remedies that it may be entitled to, terminate this Agreement by notice in writing to such effect.

13.3 In the event that either party hereto shall be dissolved, liquidated, declared bankrupt or become insolvent or has commenced proceedings relating to bankruptcy or creditor composition, either voluntarily or otherwise, or because of adverse change in its structure or its financial situation shall become unable to continue fully or effectively perform its obligations hereunder, the other party shall have the right to terminate forthwith this Agreement by giving a written notice stating the cause of such termination.

13.4 If any Administrative Authority or Court having jurisdiction over either of the parties hereto shall enjoin performance of this Agreement and declare it unlawful, then this Agreement shall be terminated forthwith by right and without formalities. If one or several clauses of the present Agreement shall be declared unlawful, the parties hereto agree to meet without delay to review the consequences of such validity on the performance of this Agreement.

13.5 In case of termination of this Agreement, all confidential information or other confidential materials received by either party from the other party under this Agreement shall be returned to the other party within sixty (60) days following the termination date.

13.6 Termination of this Agreement shall not relieve or discharge either party from the liability for the payment of any sums then due or the failure to perform any obligations to have been performed under the provisions of this Agreement.

13.7 VISTEON can terminate this Agreement by notice in writing without any subsequent obligations or warranties, in the event that the PRODUCTS are not in accordance with any of VISTEON 's or an OEM CUSTOMER's requirements. In that case VISTEON will lose the benefit of this Agreement and will commit itself to stop the exploitation of the PATENTS in so far that the PATENTS are still in force. All obligations of either party shall be terminated with the exceptions of Article 7, 8, and 9 of this Agreement.

13.8 In case of termination of this Agreement pursuant to one of the previous articles, VISTEON shall provide SmarTire with an order for the COMPONENTS required to fulfill its obligations, and SmarTire shall deliver these COMPONENTS to Visteon.

14. Liability Exemptions

The obligation of the parties hereto shall be subject to all laws and regulations, both present and future, of any government having jurisdiction over one of the parties hereto and to war, acts of God, acts of public enemies, strikes or other labor disturbances, fires, floods and any other causes beyond the control of the parties, and the parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by any such law, regulation or contingency.

15. Assignment

Neither this Agreement nor any of the rights granted hereunder may be assigned, in whole or in part, by VISTEON without the written consent of SmarTire. Notwithstanding the foregoing, VISTEON may assign its rights and obligations under this Agreement in connection with the transfer of that portion of business which directly relates to SmarTire's PRODUCTS except that VISTEON may not assign the Agreement in whole or in part to a competitor of SmarTire without the permission of SmarTire.

16. Notices

All notices and reports required under this Agreement shall be in writing, in the English language, and shall for all purposes be deemed to be fully given and received if dispatched by registered and postage pre-paid air letter to the respective parties at the addresses hereinabove set forth, or at such other address or addresses as either party may later specify by written notice to the other.

All notices to SmarTire shall be made to:

Chief Operating Officer

13151 Vanier Place, Suite 150

Richmond, British Columbia, Canada

V6V 2J1

All notices to Visteon shall be made to:

Southfield Road

Allen Park Michigan, USA

17. Governing Law and Arbitration

17.1 The validity and construction of this Agreement and the performance of the parties hereunder shall be governed by and interpreted by the laws of Michigan without giving effect to principles of conflict of laws. The parties specifically disclaim the application of the UN Convention on Contracts for the International Sale of Goods to the interpretation or enforcement of this Agreement

17.2 All disputes, controversies or differences arising between the parties hereto in connection with this Agreement or a breach thereof that cannot be solved by the mutual endeavors, shall be finally settled by arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce of GENEVA. Such arbitration shall take place in the country of the party to whom the demand for arbitration is addressed. The award shall be final and binding upon the parties hereto.

18. PRODUCT AGREEMENT, PROGRAM MANAGEMENT AND Signing Authority

18.1 This agreement is structured as a Collaborative Agreement (this document) with PRODUCT AGREEMENTS to be executed for each PRODUCT, which PRODUCT AGREEMENTS will be subject to this Agreement. Each Product Agreement shall cover one PRODUCT or PRODUCT family, and consist of a set of six attachments:

Attachment 1 Product Part Number and Description,

Attachment 2 Product Specification,

Attachment 3 Product Bill of Materials,

Attachment 4 Component Pricing

Attachment 5 Development Funding Arrangement for Product,

Attachment 6 Patents Applicable to Product.

Note: Other attachments may be added depending upon unique circumstances or conditions of a particular PRODUCT AGREEMENT.

PRODUCT AGREEMENTs are expected to be created, deleted, and/or modified during the term of the Collaborative Agreement.

18.2 A Joint Steering Committee shall have the overall responsibility for the administration of all agreements and creating, deleting, or modifying PRODUCT AGREEMENTs. The Joint Steering Committee shall consist of one voting member from each Party, named below. Changes can be made with upon Notification of the other Party per Article 16.

Visteon:

Title: Business Planner, Body and Security Products

Name: Karl Perttunen

Fax: (313) 755-2810

SmarTire:

Title: Product Manager, OEM Cars

Name: Erwin Bartz

Fax: 604-276-2353

18.3 Approval for the creation, deletion, and/or modification of a PRODUCT AGREEMENT shall be by a 2-0 vote of the Joint Steering Committee. Such changes shall be documented and distributed to the Joint Steering Committee voting members. In case of a 1-1 vote, the issue shall be escalated to the Visteon Electronics Product Line Team Director and the SmarTire COO for resolution. If the issue remains unresolved, the Parties shall proceed as described in Section 17.2.

19. GENERAL

19.1 No waiver of rights under this Agreement by either party shall constitute a subsequent waiver of such right or any other right under this Agreement.

19.2 In the event that any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if this paragraph becomes applicable and, as a result, the value of this Agreement is materially impaired for either party, as determined by such party in its sole discretion, then the affected party may terminate this Agreement by written notice to the other.

19.3 Headings of sections have been added only for convenience and shall not be deemed part of this agreement.

19.4 This Agreement does not create any agency, partnership, joint venture, or franchise relationship. No employee of either party shall be or become, or shall be deemed to be or become, an employee of the other party by virtue of the existence or implementation of this Agreement. Each party hereto is an independent contractor. Neither party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever.

19.5 This Agreement is for the benefit of the Parties and their AFFILIATES. Any breach by either Parties' AFFILIATE shall be deemed to be a breach by that Party and the other AFFILIATES. For each of its AFFILIATES, the Parties shall guarantee the obligations, including all payment obligations, set forth in this Agreement.

20. Entire Agreement, Language

20.1 This Agreement contains the entire agreement between the parties hereto and supersedes and cancels all previous agreements, negotiations, commitments and writings in respect to the subject matter hereof. Any modification or amendment to this Agreement shall be valid and effective only if reduced to writing and signed by a duly authorized officer or representative of each of the parties hereto as provided in Article 16.

20.2 This Agreement shall be executed in duplicate original in the English language only, which shall govern its interpretations and construction in all respects. No translation of this Agreement into any other language, if any, shall have any legal force or effect whatsoever.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officer or representative on the date last above written.

SmarTire

By: /s/Robert Rudman

R.V. Rudman
Printed Name

President & CEO
Title

12/9/02

Date

VISTEON

By: /s/Julie Fream

Julie A. Fream
Printed Name

Director, Marketing
Title

12/9/02
Date